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                                                                       Exhibit 2
                                                                       ---------
                            REORGANIZATION AGREEMENT


     This Agreement dated as of September 30, 1998 by and between Spectrum Laboratories, Inc., a Delaware corporation ("SLI") and Spectrum Medical Industries, Inc., a California corporation ("SMI").


     WHEREAS, SLI sells various medical and laboratory products to SMI and SMI sells various laboratory and medical products to SLI;


     WHEREAS, SLI supplies the membranes used in a majority of SMI's membrane based products;


     WHEREAS, the Board of Directors of SLI and SMI have each determined that the long term interests of the shareholders of both companies can best be served by combining the companies in a merger; and


     WHEREAS, SMI and SMI's shareholders own collectively approximately 92% of the issued and outstanding shares of SLI;


     NOW, THEREFORE, the parties agree as follows:


     1. MERGER. SLI and SMI each adopt the Plan of Merger attached hereto as Exhibit A, whereby the Companies are merged, the ownership rights of SMI shareholders are terminated and SMI shareholders receive 98 shares for each share of SMI common stock.


     2. BUSINESS. SLI shall continue the business of SMI.


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     3. EFFECTIVE DATE. This Agreement shall be effective as of September 30,
1998 subject to the consent of the California Department of Taxation.


     4. GOVERNING LAW. This Agreement shall be governed by the laws of Delaware.


     In witness whereof, the parties hereto have executed this Agreement as of September 30, 1998.


                                    SPECTRUM MEDICAL INDUSTRIES, INC.


                                    By:
                                       -----------------------------------------
                                       Roy T. Eddleman, Chief Executive Officer



                                    SPECTRUM LABORATORIES, INC.


                                    By:
                                       -----------------------------------------
                                       Roy T. Eddleman, Chief Executive Officer



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                                                                       Exhibit A
                                                                       ---------


                                 PLAN OF MERGER


     PLAN OF MERGER providing for the merger of Spectrum Medical Industries, Inc. a California corporation ("California Corp") into Spectrum Laboratories, Inc., a Delaware Corporation ("Delaware Corp.") (California Corp. and Delaware Corp. being hereinafter sometimes individually referred to as a "Constituent Corporation" and collectively as the "Constituent Corporations").

                                   WITNESSETH

     This Plan of Merger provides for the Merger of California Corp. into Delaware Corp. (the "Merger") pursuant to the provisions of the California Corporation Law and the Delaware Corporate Law, with Delaware Corp. as the surviving corporation (hereinafter sometimes referred to as the "Surviving Corporation"), The terms and conditions of the proposed Merger, including the manner and basis of converting, or the cash to be paid or delivered in exchange for, shares of each Constituent Corporation are and shall be as follows:

ARTICLE 5. MERGER: CERTIFICATE OF INCORPORATION: BY-LAWS; DIRECTORS: OFFICERS
-----------------------------------------------------------------------------

     a. MERGER. At the Effective Time of the Merger (as hereinafter defined) California Corp. shall be merged into Delaware Corp. and its separate existence shall cease. Thereafter, Delaware Corp., as the SURVIVING Corporation, shall, consistent with its Certificate of Incorporation, possess all of the rights, privileges, immunities, powers and purpose of each of the Constituent Corporations, shall be vested with all the property, real and persons, causes of action and every other asset of each of the Constituent Corporations; and shall assume and be liable for all the liabilities, obligations and penalties of each of the Constituent Corporations.

     b. CERTIFICATE OF INCORPORATION OF SURVIVING CORPORATION. At the Effective Time of the Merger of the Certificate of Incorporation of Delaware Corp. shall be the Certificate of Incorporation of the Surviving Corporation (subject to amendment from time to time thereafter in the manner provided by law).

     c. BY-LAWS OF SURVIVING CORPORATION. The By-Laws of Delaware Corp. as in effect prior to the Effective Time of the Merger shall become and continue to be the By-Laws of the Surviving Corporation until thereafter duly modified, amended or repealed.

     d. DIRECTORS AND OFFICERS OF SURVIVING CORPORATION. The directors and officers of the Surviving Corporation, each of whom shall hold office from the Effective Time of the Merger until his respective successor is duly elected or appointed in the manner provided in the Certificate of Incorporation and/or By-Laws of the Surviving Corporation or as otherwise provided by law, shall be those persons who are at the Effective Time of the Merger directors and officers of Delaware


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Corp. If at the Effective Time of the Merger any vacancy or vacancies shall exist in the directors or officers of the Surviving Corporation, such vacancy, or vacancies may thereafter be filled in the manner provided in the By-Laws of the Surviving Corporation.

ARTICLE 6. CONVERSION OF AND CASH PAYABLE FOR SHARES OF CONSTITUENT CORPORATIONS
--------------------------------------------------------------------------------

     a. SHARES OF CALIFORNIA CORP. At the Effective Time of the Merger, the holders of all of the then issued and outstanding shares of California Corp. Common Stock shall forthwith be entitled to receive ninety-eight (98) shares of Common Stock of the Surviving Corp., and all shares of California Corp. shall automatically be canceled, terminated and retied and shall cease to exist and the holders of such shares shall cease to have any rights with respect thereto other than to receive shares of Delaware Corp. therefore as provided.

     b. SURRENDER OF CALIFORNIA CORP. CERTIFICATES. Following the Effective Time of the Merger, each holder of shares of California Corp. Common Stock outstanding at the Effective Time of the Merger upon surrender of his certificate(s) therefor to, and in conformance with such reasonable requirements as may be established by, the Surviving Corporation, shall be entitled to receive shares of Delaware Corp. promptly following receipt thereof (together with such letters of transmittal and other documents as may reasonably be required) by the Surviving Corporation.

ARTICLE 7. EFFECTIVE TIME OF THE MERGER: MODIFICATION: ABANDONMENT
------------------------------------------------------------------

     a. EFFECTIVE TIME OF THE MERGER. The Merger provided for herein shall become effective upon the filing of an appropriate Certificate of Merger by the Department of State of California and by the Secretary of the State of Delaware or at such later date as may be set forth in such Certificate of Merger, the time and date at which the Merger so becomes effective being herein referred to as the "Effective Time of the Merger."

     b. MODIFICATION. At any time prior to the filing of the Certificate of Merger, whether before or after adoption of this Plan of Merger by the affirmative vote of two-thirds of the respective shareholders of the Constituent Corporations in accordance with the California Corporation Law, this Plan of Merger may be modified, amended or supplemented in such manner as may be authorized or approved by the respective Board of Directors of the Constituent Corporation.

     c. ABANDONMENT. Notwithstanding approval by the shareholders of the Constituent Corporations, this Plan of Merger may be terminated and the Merger provided for herein abandoned at any time prior to the filing of the Certificate of Merger by action of the respective boards of directors of either California Corp. or Delaware Corp.